Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3, filed on the date hereof, and related prospectus of Star Scientific, Inc. and its Subsidiaries (the “Company”) for the registration of 10,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 16, 2009, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2008, filed on March 16, 2009.
/s/ Cherry, Bekaert & Holland, L.L.P.
Richmond, Virginia
October 5, 2009